Exhibit 99.1

[PENNICHUCK FORM OF LETTERHEAD]


                      PENNICHUCK ANNOUNCES STOCK SPLIT

October 10, 2001

Contact:    Maurice L. Arel, President & Chief Executive Officer
            Charles J. Staab, VP, Treasurer & Chief Financial Officer
Phone:      603-882-5191
Fax:        603-882-4125
Website:    www.pennichuck.com

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Maurice L. Arel, President and Chief Executive Officer of Pennichuck
Corporation, announced today that the Company's board of directors recently approved a four-for-three stock split on its common shares to be effected in the form of a stock dividend. The additional shares to be issued under this split will be distributed on December 3, 2001 to shareholders of record on November 19, 2001.

Shareholders will receive one additional share of common stock for each three shares held as of the record date. Except for shareholders participating in the Company's dividend reinvestment and common stock purchase plan, any fractional shares will be paid in cash to shareholders of record based on the closing price of the Company's common stock on November 19, 2001.

Mr. Arel also stated that the Company's board of directors approved an amendment to its dividend reinvestment and common stock purchase plan affecting the price of shares purchased with reinvested dividends. The price of shares purchased with reinvested dividends will now be 100% of the fair market value of the Company's common stock rather than 95% as originally stated in the plan. This change will become effective for any dividends reinvested under the plan subsequent to November 15, 2001, the next dividend payment date.

Pennichuck Corporation is a holding company located in Nashua, New Hampshire and, through its operating subsidiaries, is engaged in regulated water utility operations in portions of southern and central New Hampshire. In addition, it provides contract operations for billing, operations and maintenance services to municipalities and also is involved in real estate sales and development. Its shares of common stock are presently traded on Nasdaq NMS under the symbol "PNNW".